Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)
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
                                                                                            Six months
                                                                                              ended            Year ended
                                                                                             June 30,         December 31,
                                                                                               2006               2005
                                                                                               ----               ----
Pretax income from operations:
  Net income...........................................................................        $ 42.3             $324.9
  Add income tax expense...............................................................          23.9              178.5
                                                                                               ------             ------

     Pretax income from operations.....................................................          66.2              503.4
                                                                                               ------             ------

Add fixed charges:
  Interest expense on corporate debt...................................................          24.4               48.1
  Interest expense on investment borrowings............................................           9.1               10.2
  Interest added to policyholder account balances .....................................         207.0              419.9
  Portion of rental (a)................................................................           6.5               12.6
                                                                                               ------             ------

     Fixed charges.....................................................................         247.0              490.8
                                                                                               ------             ------

     Adjusted earnings.................................................................        $313.2             $994.2
                                                                                               ======             ======

         Ratio of earnings to fixed charges............................................         1.27X              2.03X
                                                                                                =====              =====

Fixed charges..........................................................................        $247.0             $490.8
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)....................................          29.7               58.9
                                                                                               ------             ------

     Fixed charges plus preferred dividends............................................        $276.7             $549.7
                                                                                               ======             ======

     Adjusted earnings.................................................................        $313.2             $994.2
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends....................         1.13X              1.81X
                                                                                                =====              =====
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(a) Interest portion of rental is estimated to be 33 percent.
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